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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          THE SHERWIN-WILLIAMS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              STEPHEN J. PERISUTTI
                          THE SHERWIN-WILLIAMS COMPANY
                           101 PROSPECT AVENUE, N.W.
                             CLEVELAND, OHIO 44115
                                 (216) 566-2543
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:_______

     (2) Aggregate number of securities to which transaction applies:__________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):____________

     (4) Proposed maximum aggregate value of transaction:______________________

     (5) Total fee paid:_______________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:_______________________________________________

     (2) Form, Schedule or Registration Statement No.:_________________________

     (3) Filing Party:_________________________________________________________

     (4) Date Filed:___________________________________________________________

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

                             Sherwin Williams Logo

                          THE SHERWIN-WILLIAMS COMPANY

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held April 28, 1999

                               ------------------

     The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the Landmark Conference Center, 927 Midland Building, 101 Prospect Avenue, N.W., Cleveland, Ohio on Wednesday, April 28, 1999 at 10:00 A.M., local time, for the following purposes:

     1. To fix the number of Directors of the Company at ten and to elect ten Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected; and

     2. To transact such other business, including the shareholder proposal on page 18, as may properly come before the Annual Meeting.

     Record holders of common stock at the close of business on March 1, 1999 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

                                          L. E. STELLATO
                                          Secretary

101 Prospect Avenue, N.W.
Cleveland, Ohio 44115-1075
March 10, 1999

     YOU CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING A FOLLOW-UP LETTER BY THE PROMPT COMPLETION AND RETURN OF THE ENCLOSED PROXY/VOTING INSTRUCTION CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS. FOR YOUR CONVENIENCE, THERE IS ENCLOSED A SELF-ADDRESSED ENVELOPE REQUIRING NO POSTAGE IF MAILED IN THE UNITED STATES.

                          THE SHERWIN-WILLIAMS COMPANY

                           101 PROSPECT AVENUE, N.W.

                           CLEVELAND, OHIO 44115-1075

                                PROXY STATEMENT

                                                                  March 10, 1999

                                  PRELIMINARY

     The enclosed proxy is requested by the Board of Directors in connection with the Annual Meeting of Shareholders to be held April 28, 1999 for the purpose of considering and acting upon the matters specified in the foregoing Notice of Annual Meeting of Shareholders. The mailing date of this Proxy Statement is on or about March 10, 1999.

     The Board of Directors is not aware of matters other than those specified in the foregoing Notice of Annual Meeting of Shareholders that will be brought before the Annual Meeting for action. However, if any such matters should be brought before the Annual Meeting, it is intended that the persons appointed as proxies may vote or act thereon according to their judgment.

     References contained in this Proxy Statement to certain numbers and values of shares of common stock have been restated to reflect the effect of the two-for-one stock split distributed to shareholders on March 28, 1997.

                                 ANNUAL REPORT

     The Company's Annual Report to Shareholders for the year ended December 31, 1998 is enclosed with this Proxy Statement. Additional financial and other reports may be submitted at the Annual Meeting but it is not intended that any action will be taken with respect thereto.

                               VOTING PROCEDURES

     Record holders of common stock at the close of business on March 1, 1999, the record date, are the only shareholders entitled to vote at the Annual Meeting. At the close of business on the record date, 170,255,316 shares of common stock were outstanding.

     The enclosed proxy/voting instruction card includes the number of shares which you are entitled to vote as a record holder. In addition, if you are a participant in the Company's Stock Ownership and Automatic Dividend Reinvestment Plan or the Company's Employee Stock Purchase and Savings Plan, the enclosed proxy/voting instruction card also serves as voting instructions for the number of shares which you are entitled to direct the vote under each Plan. If any of your accounts are not registered in the same manner, you may have received separate cards. Please sign, date and return all cards to ensure all your shares are voted. You may have all accounts registered in the same manner by contacting our transfer agent, The Bank of New York, at (800) 432-0140.

     Record holders are entitled to cast one vote for each share of common stock owned. The proposal to fix the number of Directors at ten requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting and entitled to vote on such proposal, with the nominees receiving the greatest number of votes being elected. The shareholder proposal described in this Proxy Statement requires the affirmative vote of a majority of the votes cast. All other proposals and other business as may properly come before the Annual Meeting require the affirmative vote of a majority of the votes cast, except as otherwise provided by statute or the Company's Amended Articles of Incorporation or Regulations.

     Proxy/voting instruction cards marked as withholding authority or abstaining (including those containing broker non-votes) will be treated as present for purposes of determining a quorum for the Annual Meeting. Proxy/voting instruction cards marked as withholding authority will also be treated as represented and entitled to vote on any applicable proposal. With regard to the shareholder proposal described in this Proxy Statement, proxy/voting instruction cards marked as abstaining (including those containing broker non-votes) will not be counted as votes cast.

     You are urged to specify your vote by marking the appropriate boxes on your proxy/voting instruction card. If you properly specify your vote and sign, date and return your card, your shares will be voted in accordance with your directions. If you sign, date and return your card without specifying your vote, your shares will be voted in favor of fixing the number of Directors at ten and electing the ten nominees for Directors, against the shareholder proposal described in this Proxy Statement, and in the proxy holder's discretion upon such other business as may properly come before the Annual Meeting. If you do not timely return a properly signed and dated card, the proxy holders cannot vote your shares (or, in the case of the Employee Stock Purchase and Savings Plan, your shares will be voted in the same proportion as the trustee votes those shares for which it receives proper instructions). Any unallocated shares held in the Employee Stock Purchase and Savings Plan also will be voted by the trustee in the same proportion as the trustee votes those shares for which it receives proper instructions.

     You may revoke your proxy at any time before a vote is taken or the authority granted is exercised. To revoke your proxy, you may file a written revocation with the Company's Vice President, General Counsel and Secretary or you may sign a proxy bearing a later date. You may also revoke your proxy by voting in person at the Annual Meeting.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, the number of Directors is to be fixed at ten, and ten Directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their successors are elected. The nominees are listed below. Should any nominee decline or be unable to accept such nomination or be unable to serve, an event which management does not now expect, the Board of Directors reserves the right in its discretion to substitute another person as a nominee or to reduce the number of nominees. In such event, the proxy holders may vote in their discretion for any substitute nominee proposed by the Board of Directors unless you indicate otherwise.

     All of the nominees currently are Directors of the Company. All of the nominees, except Mr. Boland who was appointed a Director by unanimous action of the Board of Directors on October 21, 1998, were elected by the shareholders at the 1998 Annual Meeting. The following is information regarding each nominee:

JAMES C. BOLAND has served as President and Chief Executive Officer of CAVS/Gund
     Arena Company (the Cleveland Cavaliers and the Cleveland Rockers professional basketball teams and Gund Arena) since January 1998. Prior to his retirement from Ernst & Young in September 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner as well as a member of the firm's Management Committee from 1988 to 1996 and as Vice Chairman of National Accounts from 1997 to his retirement. Mr. Boland is 59 years old and has served as a Director of the Company since October 1998. Mr. Boland is also a Director of Invacare Corporation and is a Trustee of Leadership Cleveland, the Great Lakes Science Center, Bluecoats, Inc. and The 50 Club of Cleveland.

JOHN G. BREEN has served as Chairman and Chief Executive Officer of the Company since June 1986. Mr. Breen is 64 years old and has served as a Director of the Company since April 1979. Mr. Breen is also a Director of National City Corporation, Mead Corporation, Parker-Hannifin Corporation and The Goodyear Tire and Rubber Company. Mr. Breen is a Trustee of Catholic Charities Corporation, the Cleveland Opera, John Carroll University, the Musical Arts Association (The Cleveland Orchestra) and University Hospitals of Cleveland, and is a Member of the Visiting Committee of Case Western Reserve University School of Medicine.

DUANE E. COLLINS has served as President and Chief Executive Officer of
     Parker-Hannifin Corporation (manufacturer of motion control products) since July 1993 prior to which he served as Vice Chairman of the Board of Directors of Parker-Hannifin commencing June 1992. Mr. Collins is 62 years old and has served as a Director of the Company since January 1996. Mr. Collins is also a Director of Parker-Hannifin, National City Bank and the Greater Cleveland Growth Association, is a Trustee of the Cleveland YMCA and University Hospitals Health System (Cleveland), and is a Member of the Visiting Committee of Case Western Reserve University Weatherhead School of Management.

DANIEL E. EVANS has served as Chairman, Chief Executive Officer and Secretary of
     Bob Evans Farms, Inc. (food products and restaurants) since 1971. Mr. Evans is 62 years old and has served as a Director of the Company since April 1990. Mr. Evans is also a Director of Evans Enterprises, Inc., Motorists Mutual Insurance Company and National City Corporation.

ROBERT W. MAHONEY has served as Chairman and Chief Executive Officer of Diebold,
     Incorporated (manufacturer of financial self-service transaction systems and security products) since April 1988. Mr. Mahoney also served as President of Diebold from July 1993 to November 1996. Mr. Mahoney is 62 years old and has served as a Director of the Company since January 1995. Mr. Mahoney is also a Director of The Timken Company, and is a Trustee of Mount Union College, Ohio Foundation of Independent Colleges, the Professional Football Hall of Fame and Canton (Ohio) Junior Achievement. Mr. Mahoney is a Member of the Stark (County, Ohio) Development Board and the Chamber of Commerce Leadership Canton (Ohio) Advisory Board.

WILLIAM G. MITCHELL, prior to his retirement in May 1987, served as Vice
     Chairman of Centel Corporation (independent telephone and electric properties) since May 1986. Mr. Mitchell is 68 years old and has served as a Director of the Company since April 1979. Mr. Mitchell is also a Director of The Northern Trust Company, Northern Trust Corporation and Peoples Energy Corporation.

A. MALACHI MIXON, III has served as Chief Executive Officer of Invacare Corporation (manufacturer and distributor of home health care products) since January 1980 and has served as Chairman of Invacare since September 1983. Mr. Mixon also served as President of Invacare from January 1980 to November 1996. Mr. Mixon is 58 years old and has served as a Director of the Company since April 1993. Mr. Mixon is also a Director of The Lamson and Sessions Co. and NCS HealthCare, Inc., and is a Trustee of The Cleveland Clinic Foundation, Cleveland Institute of Music and Case Western Reserve University.

CURTIS E. MOLL has served as Chairman and Chief Executive Officer of MTD
     Products, Inc. (manufacturer of outdoor power equipment and tools, dies and stampings for the automotive industry) since October 1980. Mr. Moll is 59 years old and has served as a Director of the Company since January 1997. Mr. Moll is also a Director of The Standard Products Company and Shiloh Industries, Inc., and is a Trustee of Baldwin-Wallace College.

HELEN O. PETRAUSKAS has served as Vice President -- Environmental and Safety
     Engineering of Ford Motor Company (automobile manufacturing) since March 1983. Mrs. Petrauskas is 54 years old and has served as a Director of the Company since July 1993. Mrs. Petrauskas is also a Director of MCN Energy Inc., and is a Member of the Board of Governors of Argonne National Laboratory, a Member of the Advisory Board -- Center for Risk Analysis, Harvard School of Public Health and a Member of the Board of Directors of the Environmental Law Institute.

RICHARD K. SMUCKER has served as President of The J.M. Smucker Company (makers of food products) since January 1987. Mr. Smucker is 50 years old and has served as a Director of the Company since September 1991. Mr. Smucker is also a Director of The J.M. Smucker Company, International

     Multifoods Corporation and Wm. Wrigley Jr. Company, and is a Trustee of the Musical Arts Association (The Cleveland Orchestra).

                           COMPENSATION OF DIRECTORS

     Currently, each Director who is not an employee of the Company receives an annual retainer of $30,000, earned and payable monthly. In addition, each such Director receives $1,750 for each meeting of the Board of Directors or Committee of the Board of Directors that he or she attends, or $2,000 for each meeting of a Committee of the Board of Directors that he or she chairs. Officers of the Company who also serve as Directors do not receive any compensation specifically for services as a member of the Board of Directors or any Committee. Directors are permitted to defer all or a portion of their fees under The Sherwin-Williams Company Director Deferred Fee Plan. Deferred fees may be invested in either a common stock account, a shadow stock account or an interest bearing cash account.

     In addition, Directors who are not employees of the Company may receive stock options and restricted stock under The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors. This plan was approved by the shareholders at the 1997 Annual Meeting. During 1998, each nonemployee Director received a grant of 2,000 options at an exercise price equal to the fair market value of common stock on the date of grant. One third of the options become exercisable on each of the first, second and third anniversary dates of the date of grant. No shares of restricted stock were awarded to any nonemployee Director during 1998.

                               CORPORATE OFFICERS

     The following is information regarding the Corporate Officers at February 28, 1999 and the date when each was first elected or appointed a Corporate Officer.

                                                                                DATE WHEN
                                                                              FIRST ELECTED
        NAME            AGE                 PRESENT POSITION                   OR APPOINTED
        ----            ---                 ----------------                  -------------
John G. Breen           64     Chairman and Chief Executive Officer,          January 1979
                               Director
Thomas A. Commes        56     President and Chief Operating Officer,         March 1979
                               Director
Larry J. Pitorak        52     Senior Vice President -- Finance, Treasurer    June 1978
                               and Chief Financial Officer
John L. Ault            53     Vice President -- Corporate Controller         January 1987
Cynthia D. Brogan       47     Vice President and Assistant Treasurer         July 1996
Mark J. Dvoroznak       40     Vice President -- Corporate Audit and Loss     September 1997
                               Prevention
Jane L. Haag            44     Vice President -- Information Services         March 1996
Thomas E. Hopkins       41     Vice President -- Human Resources              August 1997
Conway G. Ivy           57     Vice President -- Corporate Planning and       March 1979
                               Development
James J. Sgambellone    41     Vice President -- Taxes and Assistant          July 1991
                               Secretary
Louis E. Stellato       48     Vice President, General Counsel and            December 1989
                               Secretary
Richard M. Weaver       44     Vice President -- Administration               May 1996

     Mr. Breen has served as Chairman and Chief Executive Officer since June 1986 and has served as a Director since April 1979.

     Mr. Commes has served as President and Chief Operating Officer since June 1986 and has served as a Director since April 1980. Mr. Commes intends to retire on March 16, 1999.

     Mr. Pitorak has served as Senior Vice President -- Finance, Treasurer and Chief Financial Officer since April 1992.

     Mr. Ault has served as Vice President -- Corporate Controller since January 1987.

     Ms. Brogan has served as Vice President and Assistant Treasurer since July 1996 prior to which she served as Director, Treasury Services commencing January 1990.

     Mr. Dvoroznak has served as Vice President -- Corporate Audit and Loss Prevention since September 1997 prior to which he served as Director of Accounting, Paint Stores Group commencing December 1991.

     Ms. Haag has served as Vice President -- Information Services since September 1996 prior to which she served as Vice President -- Corporate Audit and Loss Prevention commencing March 1996. From October 1994 to March 1996, Ms. Haag served as Corporate Director -- Internal Audit and Loss Prevention prior to which she served as Corporate Director -- Internal Audit commencing August 1988.

     Mr. Hopkins has served as Vice President -- Human Resources since August 1997 prior to which he served as Vice President -- Human Resources, Paint Stores Group commencing February 1996. From November 1989 to February 1996, Mr. Hopkins served as Director of Human Resources, Paint Stores Group.

     Mr. Ivy has served as Vice President -- Corporate Planning and Development since April 1992.

     Mr. Sgambellone has served as Vice President -- Taxes and Assistant Secretary since April 1996 prior to which he served as Assistant Secretary and Corporate Director of Taxes commencing July 1991.

     Mr. Stellato has served as Vice President, General Counsel and Secretary since July 1991.

     Mr. Weaver has served as Vice President -- Administration since May 1996 prior to which he served as President & General Manager of the Landmark Office Towers Division (Corporate Administration) commencing November 1989.

                               OPERATING MANAGERS

     The following is information regarding the Operating Managers at February 28, 1999 and the date when each was first appointed an Operating Manager.

                                                                                         DATE WHEN
                                                                                           FIRST
             NAME                  AGE                  PRESENT POSITION                 APPOINTED
             ----                  ---                  ----------------                 ---------
Christopher M. Connor               42     President, Paint Stores Group               June 1986
Michael A. Galasso                  51     President & General Manager, Automotive     June 1997
                                           Division
Blair P. LaCour                     52     President & General Manager, Mid Western    October 1989
                                           Division, Paint Stores Group
John G. Morikis                     35     President & General Manager, Eastern        July 1998
                                           Division, Paint Stores Group
Steven J. Oberfeld                  46     President & General Manager, South Western  September 1992
                                           Division, Paint Stores Group
Salvatore V. Sanzone                63     President & General Manager, South-         April 1994
                                           eastern Division, Paint Stores Group
Joseph M. Scaminace                 45     President, Consumer Group                   May 1985

                                                                                         DATE WHEN
                                                                                           FIRST
             NAME                  AGE                  PRESENT POSITION                 APPOINTED
             ----                  ---                  ----------------                 ---------
Richard M. Wilson                   46     Executive Vice President -- Sales and       June 1987
                                           Marketing, Consumer Group

     Mr. Connor has served as President, Paint Stores Group since August 1997 prior to which he served as President & General Manager, Diversified Brands Division commencing April 1994. From September 1992 to April 1994, Mr. Connor served as Senior Vice President -- Marketing, Paint Stores Group.

     Mr. Galasso has served as President & General Manager, Automotive Division since June 1997 prior to which he served as Vice President &
Director -- Operations, Automotive Division commencing May 1992.

     Mr. LaCour has served as President & General Manager, Mid Western Division, Paint Stores Group since September 1992.

     Mr. Morikis has served as President & General Manager, Eastern Division, Paint Stores Group since July 1998 prior to which he served as Senior Vice President & Director -- Marketing, Paint Stores Group commencing September 1997. From April 1994 to September 1997, Mr. Morikis served as Division Vice
President -- Sales, Eastern Division, Paint Stores Group prior to which he served as District Manager -- Sales, Milwaukee District, Mid Western Division, Paint Stores Group commencing January 1992.

     Mr. Oberfeld has served as President & General Manager, South Western Division, Paint Stores Group since September 1992.

     Mr. Sanzone has served as President & General Manager, Southeastern Division, Paint Stores Group since April 1994 prior to which he served as Vice President of Sales, Eastern Division, Paint Stores Group commencing August 1990.

     Mr. Scaminace has served as President, Consumer Group since July 1998 prior to which he served as President & General Manager, Coatings Division commencing June 1997. From April 1994 to June 1997, Mr. Scaminace served as President & General Manager, Automotive Division prior to which he served as President & General Manager, Diversified Brands Division commencing September 1985.

     Mr. Wilson has served as Executive Vice President -- Sales and Marketing, Consumer Group since July 1998 prior to which he served as President & General Manager, Diversified Brands Division commencing August 1997. From April 1994 to August 1997, Mr. Wilson served as Senior Vice President -- Marketing, Paint Stores Group prior to which he served as President & General Manager, Southeastern Division, Paint Stores Group commencing June 1987.

                    COMPENSATION AND MANAGEMENT DEVELOPMENT
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Management Compensation Program. The Company's Management Compensation Program ("Program") is administered by the Compensation and Management Development Committee ("Committee") of the Board of Directors. The Committee is composed of five outside Directors and reports to the Board of Directors on all compensation matters regarding certain members of the Company's management, including the Executive Officers. The Executive Officers are identified in the Company's 1998 Annual Report to Shareholders. The Program is designed to enable the Company to attract, motivate and retain key executives and to establish and maintain a performance and achievement-oriented environment. The Program provides for (a) competitive base salary levels which reflect, in part, individual performance, (b) additional annual incentive compensation based on the achievement of financial and other performance goals, and (c) long-term stock-based incentive opportunities. The Program consists of both cash and equity-based compensation.

     The annual base salary, annual incentive compensation and long-term incentive opportunities are intended to be competitive with market base salary and incentive compensation opportunities. The Committee utilizes data from various commercially available executive compensation surveys in order to identify, on an annual basis, the base salary and incentive opportunities available at manufacturing companies with comparable sales. The Committee believes that these companies are likely competitors of the Company for executive talent. These companies may include some of the companies comprising the peer group identified in the performance graphs if such companies participated in one or more of the compensation surveys. For the various components of compensation, the Committee uses the median compensation paid to executive officers holding equivalent positions or having similar responsibilities in manufacturing companies with comparable sales. The amount of compensation paid to the Executive Officers is not based upon the cumulative total return on the Company's common stock as reflected in either of the performance graphs.

     Base Salary. Annual cash compensation consists, in part, of a base salary. With regard to base salary, a salary range for each Executive Officer is approved on the basis of such person's position and level of responsibility by using the compensation surveys, with the median market base salary approximating the midpoint of the range. Once a range is formulated, salary levels are based upon the Executive Officer's performance and, to a lesser extent, tenure in the particular position. With regard to performance, the Executive Officer's performance for the prior year is reviewed based on performance criteria (both quantitative and qualitative) which vary by Executive Officer and which usually relate to the particular business unit or function for which such person has responsibility. The base salary of each Executive Officer is reviewed and approved annually.

     Annual Incentive Compensation. Annual cash compensation also consists of the opportunity to earn additional compensation under The Sherwin-Williams Company Management Incentive Plan ("Incentive Plan"). All of the Executive Officers participate in the Incentive Plan. In approving the amount of annual incentive compensation to be paid to any of the Executive Officers under the Incentive Plan, great emphasis is placed on establishing incentive opportunities which are directly linked with Company performance and the maximization of shareholder value. The Committee establishes a threshold goal of increased Company earnings, and 75% of this earnings increase must be met before incentive compensation is paid to the Executive Officers, subject to adjustments for non-recurring or unusual items and awards for individual performance. Accordingly, this earnings goal requires that the Company improve its earnings performance before incentive compensation is paid (except as provided in the foregoing sentence). The Company's earnings exceeded 75% of the earnings goal established for 1998 after taking into account such adjustments.

     Annual incentive compensation awarded to an Executive Officer is also determined by using the median incentive compensation (identified from the compensation surveys), which is generally equivalent to the amount an Executive Officer could receive under the Incentive Plan if 100% of all of the Company and individual goals are attained. Under the Incentive Plan, annual bonus awards for the

Executive Officers range from zero, if less than 75% of the stated goals are reached, to between 35% and 60% of the Executive Officer's base salary (depending upon the Executive Officer's position) if 100% of the stated goals are attained. In the event the Company and an Executive Officer exceed 100% of the stated goals, incentive compensation can be awarded up to an aggregate maximum amount of 60% to 95% of the Executive Officer's base salary (depending upon position). Consequently, incentive compensation paid to an Executive Officer in any year may exceed the median incentive compensation determined by the compensation surveys. Decisions on annual incentive compensation awarded to an Executive Officer are based upon financial performance goals, such as after-tax net income and the return on stockholders' equity, for each Incentive Plan year, and the accomplishment by the Executive Officer of individual performance goals, which vary by Executive Officer and which usually relate to the particular business unit or function for which such person has responsibility. The financial performance goals are generally weighted more heavily.

     Long-term Incentive Compensation. Long-term incentive compensation may be awarded to any one or all of the Executive Officers under The Sherwin-Williams Company 1994 Stock Plan ("1994 Stock Plan"). All of the Executive Officers participate in the 1994 Stock Plan. Under the 1994 Stock Plan, the Committee may grant stock options to the Executive Officers based on competitive market practices. Competitive market practices are determined by the various compensation surveys mentioned above, and the Committee grants stock options based upon the median market value of the underlying stock relating to stock options that comparable companies have been granting to their executive officers. The specific number of stock options granted to an Executive Officer is based upon the Executive Officer's position and level of responsibility. The option exercise price is equal to the fair market value of the Company's common stock on the date options are granted. Stock options granted typically vest at the rate of one-third per year for three years (beginning one year from the date of grant) and expire ten years from the date of grant.

     Awards of restricted stock under the 1994 Stock Plan, which are subject to a "substantial risk of forfeiture", may be granted to the Executive Officers. The granting of restricted stock is determined in the same manner that the granting of stock options is determined. If granted, restricted stock is issued with certain performance and time restrictions. The number of shares of restricted stock which may actually vest at the end of the restriction period is dependent upon the Company's relative return on average shareholder equity versus a group of peer companies. With regard to outstanding shares of restricted stock granted prior to December 31, 1996, the companies that comprise this group of peer companies are the same companies that comprise the peer group identified in the performance graphs (except for one company for which sufficient financial data is not available to calculate cumulative total return). For shares of restricted stock granted after December 31, 1996, the restricted stock peer group also does not include four companies which have been acquired by other companies and one company which has filed for bankruptcy. Depending on the Company's performance at the end of the restriction period, from 0% to 100% of the shares of restricted stock may vest. The restriction period is typically four years from the date of grant of the restricted stock. The amount of outstanding stock options and shares of restricted stock generally is not considered by the Committee in making awards of stock options and restricted stock.

     Chief Executive Officer's Compensation. The Committee determined Mr. Breen's compensation for 1998 based on a number of factors and criteria. Mr. Breen's base salary range was determined using the median base salary of chief executive officers for manufacturing companies having comparable sales as the Company. Mr. Breen's base salary within his range was established based upon a review by the Committee of Mr. Breen's 1997 performance (which was measured, in part, by the Company's 1997 performance) and his tenure with the Company. For 1998, the average salary increase given generally to salaried employees of the Company was 4.0%, and the range of potential increases was 0% to 8.5%. Mr. Breen received a base salary increase of 8.0% in January 1998, bringing his base salary to $962,312. Mr. Breen's increase was based primarily upon the Committee's evaluation of Mr. Breen's 1997 performance relating to the financial and other performance measures set forth in the next paragraph and his tenure with the Company.

     In addition, in 1998 Mr. Breen earned a bonus of $740,000 as annual incentive compensation under the Incentive Plan. The amount of this bonus was based primarily upon the Company's results for 1998 financial performance goals relating to after-tax net income, return on stockholders' equity, return on sales, cash flow and working capital as a percent of sales. Mr. Breen's achievement of certain other 1998 goals relating to management succession planning and acquisition strategies were also factors, but were weighted less heavily.

     In February 1998, Mr. Breen was awarded 130,000 stock options under the 1994 Stock Plan. No shares of restricted stock were awarded to Mr. Breen in 1998. In determining the number of stock options and shares of restricted stock awarded to Mr. Breen, the Committee also identified the median market value of the underlying shares relating to stock options and of shares of restricted stock which comparable companies granted to their chief executive officers. The amount of outstanding stock options and shares of restricted stock generally is not considered by the Committee in making awards of stock options and restricted stock.

     Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four other highest paid executive officers is not deductible to a company unless the compensation qualifies for an exception. This deduction limit generally applies only to compensation that could otherwise be deducted by a company in a taxable year. For 1998, the Committee does not expect that Section 162(m) will limit the Company's deductibility of compensation paid to any of such Executive Officers.

     Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. The Committee believes that grants of options, stock appreciation rights and restricted stock under the 1994 Stock Plan qualify for full deductibility under Section 162(m). Compensation paid under the Incentive Plan does not qualify for the exemption for performance-based compensation. At this time, based upon the Company's current compensation structure, the Committee believes it is in the best interests of the Company and its shareholders for the Committee to retain flexibility in awarding incentive compensation under the Incentive Plan which does not qualify for the exemption for performance-based compensation. The Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on the Company's compensation programs.

                          COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

                            W.G. Mitchell, Chairman
                                  J.M. Biggar
                                  D.E. Collins
                                  R.W. Mahoney
                                A.M. Mixon, III

                               PERFORMANCE GRAPHS

     The following graphs compare the cumulative total shareholder return on the Company's common stock with the cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index and a peer group of companies selected on a line-of-business basis. The "Peer Group" is comprised of the following companies: Akzo Nobel nv, Armstrong World Industries, Inc., BASF Corporation, Ferro Corporation, H.B. Fuller Company, Genuine Parts Company, Grow Group, Inc.*, Guardsman Products, Inc.*, Hechinger Company*, The Home Depot, Inc., Imperial Chemicals Industries PLC, Lilly Industries, Inc., Lowe's Companies, Inc., Masco Corporation, Morton International, Inc., Newell Co., PPG Industries, Inc., Pratt & Lambert United, Inc.*, RPM, Inc., Standard Brands Paint Company*, The Stanley Works, USG Corporation and The Valspar Corporation. An asterisk indicates that the company is included in the performance graphs through the last day it was publicly traded.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG THE SHERWIN-WILLIAMS COMPANY, S&P 500 INDEX AND
                                 THE PEER GROUP
                              [PERFORMANCE GRAPH]

                                                    SHERWIN-WILLIAMS              S&P 500                   PEER GROUP
                                                    ----------------              -------                   ----------
1993                                                    $100                        $100                        $100
1994                                                      95                         101                         103
1995                                                     118                         139                         116
1996                                                     165                         171                         143
1997                                                     165                         229                         200
1998                                                     178                         294                         280

Assumes $100 invested on December 31, 1993 in the Company's common stock, the S&P 500 Index and the Peer Group, including reinvestment of dividends, through December 31, 1998.

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
             AMONG THE SHERWIN-WILLIAMS COMPANY, S&P 500 INDEX AND
                                 THE PEER GROUP

                              [PERFORMANCE GRAPH]

                                                    SHERWIN-WILLIAMS              S&P 500                   PEER GROUP
                                                    ----------------              -------                   ----------
1988                                                    $100                        $100                        $100
1989                                                     139                         132                         113
1990                                                     154                         128                         104
1991                                                     225                         166                         155
1992                                                     261                         179                         172
1993                                                     309                         197                         206
1994                                                     294                         200                         212
1995                                                     365                         275                         239
1996                                                     510                         338                         294
1997                                                     512                         451                         412
1998                                                     551                         580                         577

Assumes $100 invested on December 31, 1988 in the Company's common stock, the S&P 500 Index and the Peer Group, including reinvestment of dividends, through December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG TERM
                                      ANNUAL COMPENSATION          COMPENSATION AWARDS
                                 -----------------------------   -----------------------
                                                                 RESTRICTED   SECURITIES
                                                                   STOCK      UNDERLYING    ALL OTHER
           NAME AND                                               AWARD(S)     OPTIONS/      COMPEN-
      PRINCIPAL POSITION         YEAR   SALARY ($)   BONUS ($)    ($)(1,2)     SARS (#)    SATION($)(3)
      ------------------         ----   ----------   ---------   ----------   ----------   ------------
J. G. Breen                      1998    962,312      740,000       -0-        130,000       275,097
  Chairman and Chief             1997    905,616      740,000    1,107,500     150,000       294,399
  Executive Officer              1996    825,006      715,000       -0-         74,000       262,573

T. A. Commes                     1998    604,075      475,000       -0-         77,000       182,895
  President and Chief            1997    578,158      490,000      609,125     100,000       177,991
  Operating Officer              1996    536,000      480,000       -0-         38,000       179,505

C. M. Connor                     1998    364,141      325,000       -0-         39,000        92,725
  President, Paint Stores        1997    274,085      250,000      276,875      50,000        66,566
  Group                          1996    236,100      205,000       -0-         14,000        68,218

J. M. Scaminace                  1998    365,851      275,000       -0-         39,000        97,275
  President, Consumer            1997    299,480      235,000      276,875      50,000        73,065
  Group                          1996    251,340      228,000       -0-         14,000        74,204

L. J. Pitorak                    1998    351,832      275,000       -0-         39,000       101,874
  Senior Vice President          1997    319,764      260,000      276,875      50,000        74,309
  -- Finance, Treasurer          1996    287,852      255,000       -0-         20,000        70,750
  and Chief Financial Officer

---------------

(1) The value of restricted stock indicated in the table is equal to the number of shares of restricted stock multiplied by the closing price of common stock on the date of grant. At December 31, 1998, the number and value (calculated by using the closing price of common stock on December 31, 1998) of shares of restricted stock held by Messrs. Breen, Commes, Connor, Scaminace and Pitorak were 80,000 shares with a value of $2,350,000, 44,000 shares with a value of $1,292,500, 20,000 shares with a value of $587,500, 20,000 shares with a value of $587,500 and 20,000 shares with a value of $587,500, respectively. The number of shares and values indicated are not necessarily indicative of the actual number of shares and values which may be realized by the named Executive Officers.

(2) Dividends are paid on all restricted stock at the same rate as paid on the Company's common stock.

(3) The amounts disclosed in this column for 1998 include: (a) Company contributions in the amount of $8,000 for each of Messrs. Commes, Connor, Scaminace and Pitorak under the Company's Pension Investment Plan, a defined contribution plan (Mr. Breen does not participate in such plan); (b) Company contributions in the amounts of $44,908, $15,954, $18,374 and $20,738 for Messrs. Commes, Connor, Scaminace and Pitorak, respectively, under the Company's Pension Investment Plan Equalization Program, a defined contribution plan (Mr. Breen does not participate in such plan); (c) Company contributions in the amount of $7,168 for each of Messrs. Breen, Commes, Connor, Scaminace and Pitorak under the Company's Employee Stock Purchase and Savings Plan, a defined contribution plan; (d) Company contributions in the amounts of $124,043, $77,871, $35,651, $37,286 and $39,687 for Messrs.
    Breen, Commes, Connor, Scaminace and Pitorak, respectively, under the Company's Deferred Compensation Savings Plan, a defined contribution plan;
    (e) the dollar value of compensatory split-dollar life insurance benefits in the amounts of $39,744, $41,754, $23,765, $24,107 and $23,611 for Messrs.
    Breen, Commes, Connor, Scaminace and Pitorak, respectively, under the Company's Executive Life Insurance Plan; (f) the dollar value of additional compensatory split-dollar life insurance benefits in the amount of $100,490 for Mr. Breen (such policy was purchased by the Company in 1996 and replaces Mr. Breen's benefits accruing under the Company's Retirement Equalization Program after January 1, 1996; see "Pension Plan"); and (g) payments by the Company in the amounts of $3,652, $3,194, $2,187, $2,340 and $2,670 for
    Messrs. Breen, Commes, Connor, Scaminace and Pitorak, respectively, related to premiums under the Company's Executive Disability Income Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                INDIVIDUAL GRANTS
                                --------------------------------------------------
                                             PERCENT OF
                                NUMBER OF      TOTAL
                                SECURITIES    OPTIONS/                                POTENTIAL REALIZABLE VALUE
                                UNDERLYING      SARS                                   AT ASSUMED ANNUAL RATES
                                 OPTIONS/    GRANTED TO                              OF STOCK PRICE APPRECIATION
                                   SARS      EMPLOYEES    EXERCISE OR                     FOR OPTION TERM(4)
                                 GRANTED     IN FISCAL    BASE PRICE    EXPIRATION   ----------------------------
                                 (#)(1,2)       YEAR       ($/SH)(3)       DATE         5% ($)         10% ($)
             NAME               ----------   ----------   -----------   ----------   -------------  -------------
J. G. Breen                      130,000       7.0365       29.0313      2/03/08         2,373,492      6,014,894
T. A. Commes                      77,000       4.1677       29.0313      2/03/08         1,405,837      3,562,668
C. M. Connor                      39,000       2.1109       29.0313      2/03/08           712,048      1,804,468
J. M. Scaminace                   39,000       2.1109       29.0313      2/03/08           712,048      1,804,468
L. J. Pitorak                     39,000       2.1109       29.0313      2/03/08           712,048      1,804,468
Value realizable for all
 shareholders(5)                     N/A          N/A           N/A          N/A     3,157,555,785  8,001,866,315
Value realizable for the named
 Executive Officers as a % of
 value realizable for all
 shareholders                        N/A          N/A           N/A          N/A             0.187          0.187

---------------

(1) Generally, one-third of the options granted are exercisable on each of the first, second and third anniversary dates of the grant.

(2) All options granted become immediately exercisable, in full, upon (a) a filing pursuant to any federal or state law in connection with any tender offer for shares of common stock (other than a tender offer by the Company) or (b) the signing of any agreement for the merger of the Company into, or the Company's consolidation with, another corporation or for the sale of substantially all of the assets of the Company to another corporation; which tender offer, merger, consolidation or sale, if consummated, would, in the opinion of the Board of Directors of the Company, likely result in a change in control of the Company. In the event any such tender offer, merger, consolidation or sale is abandoned or, in the opinion of the Board of Directors, is not likely to be consummated, the Board of Directors may nullify the effect of the immediately preceding sentence and reinstate the provisions providing for accrual in installments, without prejudice to any exercise of options that may have occurred prior to such nullification.

(3) The exercise price is equal to the fair market value of common stock on the date of grant.

(4) The amounts disclosed in these columns, which reflect appreciation of the price of common stock at 5% and 10% annual rates over the ten year terms of the options as requested by the Securities and Exchange Commission, are not intended to be a forecast of the price of common stock and are not necessarily indicative of the actual values which may be realized by the named Executive Officers or the shareholders. These assumed rates of 5% and 10% would result in the price of common stock increasing from $29.0313 per share to approximately $47.29 per share and $75.30 per share, respectively.

(5) The amounts disclosed reflect appreciation of the price of common stock at 5% and 10% annual rates over a ten year period for all shareholders of the Company based on the total number of shares of common stock outstanding on February 4, 1998 (the date on which the options set forth in this table were granted) and assuming a per share price of $29.0313 (the exercise price of such options).

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES       VALUE OF UNEXERCISED IN-THE-
                       SHARES                          UNDERLYING UNEXERCISED        MONEY OPTIONS/SARS AT FY-
                     ACQUIRED ON                     OPTIONS/SARS AT FY-END (#)             END ($)(2)
                      EXERCISE          VALUE        ---------------------------   -----------------------------
       NAME              (#)       REALIZED ($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
       ----          -----------   ---------------   -----------   -------------   ------------   --------------
J. G. Breen            29,334           501,427        74,666         254,668         297,101         428,683

T. A. Commes           40,000           358,712        61,334         156,334         365,547         249,347

C. M. Connor           15,842           285,646        40,156          77,002         288,906         100,096

J. M. Scaminace         -0-               -0-          77,398          77,002         798,568          81,679

L. J. Pitorak           -0-               -0-          30,666          79,002         181,315         127,764

---------------

(1) The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of common stock on the date of exercise.

(2) The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of common stock on December 31, 1998.

                                  PENSION PLAN

     The Sherwin-Williams Company Salaried Employees' Retirement Plan ("Pension Plan") provides pension benefits for certain salaried employees hired on or before December 31, 1983. The Pension Plan requires five years of service for a participant to become fully vested if the participant has at least one hour of service on or after January 1, 1989 and ten years of service for all other participants. A participant may also become fully vested in the event the participant's employment is terminated (in specified situations) after a change in control of the Company. Normal monthly pensions equal one-twelfth of one percent of the average annual earnings times the number of years of credited service up to a maximum of forty years, less an offset of $42.50 (or such lesser amount as may be required under the Internal Revenue Code). At December 31, 1998, the maximum annual benefit under the provisions of the Pension Plan is $130,000 due to limitations imposed by ERISA and the Internal Revenue Code. Mr. Breen is the only Executive Officer named in the Summary Compensation Table who participates in the Pension Plan and he is fully vested.

     The Company has established a Retirement Equalization Program to provide eligible employees with the benefits they would have received under the Pension Plan but for the maximum limitations imposed by ERISA and the Internal Revenue Code. The Retirement Equalization Program authorizes the Company, at its discretion, to enter into appropriate agreements with employees who are, or may become, eligible to participate. The benefits under the Retirement Equalization Program will be paid either from one or more grantor trusts established by the Company and funded from the Company's general funds or by the Company directly from the Company's general funds. Mr. Breen also participates in the Retirement Equalization Program.

     The following table sets forth the estimated aggregate annual normal benefits payable under the Pension Plan and the Retirement Equalization Program commencing at age 65 in the form of a single life annuity.

                               PENSION PLAN TABLE

                        YEARS OF SERVICE
               ----------------------------------
REMUNERATION     15       20       25       30
------------   -------  -------  -------  -------
 $1,200,000    179,490  239,490  299,490  359,490
  1,300,000    194,490  259,490  324,490  389,490
  1,400,000    209,490  279,490  349,490  419,490
  1,500,000    224,490  299,490  374,490  449,490
  1,600,000    239,490  319,490  399,490  479,490
  1,700,000    254,490  339,490  424,490  509,490
  1,800,000    269,490  359,490  449,490  539,490
  1,900,000    284,490  379,490  474,940  569,490

     Pensions are based upon average annual earnings (salary and bonus) for the highest five consecutive years out of the last ten years of employment with the Company. For Mr. Breen this average amount equaled $1,529,975 at December 31, 1998. Mr. Breen was credited with twenty years of service under the Pension Plan at December 31, 1998. Pensions may be adjusted for a surviving spouse's pension or other options under the Pension Plan. Pensions are not subject to any other deduction for social security or any other offset amounts.

     In addition, pursuant to a provision of Mr. Breen's employment contract, the Company will pay to Mr. Breen, upon retirement, supplemental pension benefits so that his total pension benefits will not be less than the amount of benefits he would have received under the Gould Inc. Salaried Retirement Plan if Mr. Breen had continued to be employed by Gould Inc. (Mr. Breen's previous employer) until his retirement and had received compensation in the amount and form paid to him by the Company. The following table sets forth the estimated aggregate annual supplemental benefits payable to Mr. Breen, under this provision of his employment contract, commencing at age 65 in the form of a single life annuity. The total amount of benefits payable to Mr. Breen will be equal to the amount determined in accordance with the Pension Plan Table set forth above, plus the amount determined in accordance with the table set forth below, minus $35,044 (which is the value of the benefits waived by Mr. Breen as described below).

                        YEARS OF SERVICE
               ----------------------------------
REMUNERATION     15       20       25       30
------------   -------  -------  -------  -------
 $1,200,000    338,987  278,987  218,987  158,987
  1,300,000    368,987  303,987  238,987  173,987
  1,400,000    398,987  328,987  258,987  188,987
  1,500,000    428,987  353,987  278,987  203,987
  1,600,000    458,987  378,987  298,987  218,987
  1,700,000    488,987  403,987  318,987  233,987
  1,800,000    518,987  428,987  338,987  248,987
  1,900,000    548,987  453,987  358,987  263,987

     These supplemental pension benefits are based upon the average annual salary and bonus paid to Mr. Breen for the highest five years out of the last fifteen years of employment with the Company. For Mr. Breen, this average amount equaled $1,529,975 at December 31, 1998. Mr. Breen was credited with twenty years of service at December 31, 1998 for purposes of determining these supplemental pension benefits. These benefits reflect the applicable deduction for social security.

     In connection with the Company's purchase of an additional split-dollar life insurance policy for Mr. Breen in 1996 (as mentioned in Footnote 3 of the Summary Compensation Table), Mr. Breen agreed to waive all future benefits accruing under the Retirement Equalization Program after January 1, 1996. At December 31, 1998, the value of such benefits (valued in the form of a single life annuity) was $35,044.

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     Employment Contracts. Messrs. Breen and Commes have employment contracts with the Company. In addition to their basic compensation, incentive compensation, and participation in the employee benefit plans and the 1994 Stock Plan, each is entitled to receive, in the event the Company terminates his employment for any reason, except in the event termination is the result of a change of control of the Company, an amount equal to one and one-half times the sum of his annual salary and any bonus paid or payable to him for the preceding year. In the event termination of employment is the result of a change of control of the Company, Mr. Breen is entitled to receive, at the time of his termination of employment, a cash amount equal to two times his annual assured compensation, and Mr. Commes is entitled to receive a cash amount equal to his annual assured compensation. Annual assured compensation is defined as the sum of (i) twenty-six times the executive's highest regular bi-weekly salary in effect within the three year period preceding termination, plus (ii) the greater of the highest bonus paid or payable within the three year period preceding termination or the bonus such executive would have received for the year of termination had the executive reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation). Assuming a termination date of February 28, 1999 as a result of a change of control, the cash amounts payable under such contracts would have been approximately $3,500,834 and $1,101,000 for Messrs. Breen and Commes, respectively. Amounts received under the employment contracts due to a termination of employment resulting from a change of control of the Company will be offset against the amounts payable under the severance pay agreements described below.

     Mr. Commes' Retirement. Consistent with the Company's November 1998 announcement, Mr. Commes intends to retire on March 16, 1999. Pursuant to the terms of his employment contract, the Board of Directors has approved the following compensation and benefits for him in connection with his retirement. Mr. Commes will receive, in addition to accrued salary and vacation pay, an amount equal to one and one-half times the sum of his current annual base salary and the bonus earned by him for 1998. Mr. Commes will receive an additional payment equal to five percent of such amount in recognition of the fact that such amount will not be included as earnings for purposes of the Company's five percent contribution under the Pension Investment Plan. On February 3, 1999, Mr. Commes received an additional grant of 33,334 stock options because some unexercisable stock options previously granted to him will terminate on his retirement. In addition to continued coverage under various Company benefit plans, programs and arrangements available in general to retirees of the Company, Mr. Commes also will receive coverage under the Executive Personal Umbrella Liability Program for three years and continued coverage under the Executive Life Insurance Plan. Mr. Commes also entered into a two year covenant not to compete and a general release in consideration of his receipt of $34,000 and a fifty percent proration of those shares of restricted stock previously granted to him which are scheduled to vest on January 28, 2001 (which reflects the prorated portion of the restriction period completed as of his retirement date). The number of shares of restricted stock which will actually vest at the end of the restriction period will continue to be subject to the original performance conditions.

     Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company has entered into severance pay agreements with certain key executives, including each of the Executive Officers named in the Summary Compensation Table. In the event there is a change of control of the Company and the employment of the executive terminates under certain conditions described in the agreements at any time during the two year period following a change of control, the executive will receive an agreed upon amount of severance pay. In the event the executive has an employment contract with the Company providing for the payment of severance pay at the time of termination of employment, the amounts payable under such employment contract will be offset against amounts payable under the severance pay agreement.

     For Messrs. Breen and Commes, the severance pay agreements provide that upon termination, whether voluntary or involuntary, unless the termination is because of death or by the Company for cause, the executive will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum cash amount equal to four times the sum of (i) twenty-six times the executive's highest regular bi-weekly compensation in effect within the three year period preceding termination, plus (ii) the greater of the highest bonus received by the executive within the three year period preceding termination or the bonus such executive would have received for the year of termination had the executive reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation), (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of four years following termination, and (c) special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had such executive's employment with the Company continued during the four year period following termination. The executive will also receive an additional payment equal to the amount of any excise tax imposed on the executive by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto. Assuming a termination date of February 28, 1999, the lump sum cash amounts payable under the foregoing provisions of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $11,111,726 and $6,489,216 for Messrs. Breen and Commes, respectively.

     For Messrs. Connor, Scaminace and Pitorak, the severance pay agreements provide that upon termination for any reason (including the executive's right to terminate his employment with the Company for any reason during the thirty day period immediately following the first anniversary date of a change of control) other than death, disability, by the Company for cause or by the executive for other than good reason, the executive will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum cash amount equal to three times the sum of (i) twenty-six times the executive's highest regular bi-weekly compensation in effect within the three year period preceding termination, plus
(ii) the greater of the highest bonus received by the executive within the three year period preceding termination or the bonus such executive would have received for the year of termination had the executive reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation), (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of three years following termination, and (c) special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had such executive's employment with the Company continued during the three year period following termination. The executive will also receive an additional payment equal to the amount of any excise tax imposed on the executive by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto. Assuming a termination date of February 28, 1999, the lump sum cash amounts payable under the foregoing provisions of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $3,633,105, $3,284,517 and $2,927,589 for Messrs. Connor, Scaminace and Pitorak, respectively.

     The salary and other benefits provided by the severance pay agreements will be payable either from an escrow fund established by the Company with a national banking institution or from the Company's general funds. The Company has agreed to indemnify such executives for any legal expense incurred in the enforcement of their rights under the severance pay agreements.

     Estate Protection Plan Trust. In connection with the Company's purchase of the additional split-dollar life insurance policy for Mr. Breen in 1996, the Company established a rabbi trust for the benefit of Mr. Breen. Upon a change in control or a potential change in control of the Company, the Company is required to fund the trust in an amount equal to the Company's entire interest in the cash value of the life insurance policy, plus an amount sufficient to pay future premiums for the policy.

                              SHAREHOLDER PROPOSAL

     The Trust for the International Brotherhood of Electrical Workers' Pension Benefit Fund, 1125 Fifteenth St. N.W., Washington, D.C. 20005, beneficial owner of 9,030 shares of common stock, has submitted the following proposal. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL.

          "BE IT RESOLVED: That the Shareholders of The Sherwin-Williams Company ("Company") urge the Board of Directors to seek shareholder approval for all present and future executive officer severance pay agreements.

                              SUPPORTING STATEMENT

          "Senior executive severance or termination pay agreements, commonly referred to as "golden parachutes", have contributed to the public and shareholder perception that many senior executive officers of major companies are more concerned with their own personal interests than their broad responsibilities to the company they are empowered to lead. The disdain expressed for those who benefit from these generous compensation plans is particularly high when the compensation awards come in the context of a corporate change of control that may also result in hundreds or thousands of company employees losing their jobs.

          "Our Company currently has very generous Severance Pay Agreements with key executives that provide for payments and other benefits if there is a "Change of Control" of the Company and the employment of a covered executive terminates under certain conditions described in the agreement within two years of the "Change of Control". Messrs. Breen's and Commes' severance agreements provide the following benefits in addition to accrued salary, bonus and vacation pay:

             "(A). A lump sum cash amount equal to four times the sum of (i) twenty-six times the executive's highest regular bi-weekly compensation in effect within the three-year period preceding the termination, plus
        (ii) the greater of the highest bonus received by the executive within the three-year period preceding termination;

             "(B). Continued participation in the Company's employee welfare benefit plans and other benefit arrangements for the period of four years following termination; and

             "(C). Special retirement benefits so that the total retirement benefits received will be equal to the benefits which would have been received had such an executive's employment with the Company continued during the four-year period following termination. Additionally, the executive will receive an amount to pay any excise tax incurred due to benefits received under the plan.

          "The Company's proxy statement for the 1998 annual meeting indicated that present value of these severance benefits for Messrs. Breen and Commes were $10,985,284 and $6,513,152, respectfully.

          "We believe golden parachutes are not in the best interest of shareholders because they can reduce shareholder value and financially reward mismanagement. We believe a change in control of our Company will most likely occur if our Company is not managed in a way that realizes the full value of its assets. If this mismanagement should precipitate a "Change of Control," the very executive officers that failed to maximize long-term shareholder value could receive a lucrative financial reward. A review of the company's stock poor performance over the past five years relative to a peer group of companies and the Standard and Poor 500 Index highlights the generosity of the "golden parachutes."

          "We urge all shareholders to VOTE "FOR" this proposal urging the Board to allow shareholders an opportunity to evaluate the merits of executive officer severance agreements before such generous benefits are granted.

                    "WE URGE YOU TO VOTE FOR THIS PROPOSAL"

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

     The Board of Directors believes that the Company's severance pay agreements with its executive officers are in the best interests of the Company and are necessary to maximize shareholder value. The agreements enable the Company to attract and retain top management talent and encourage executive officers to remain with the Company in the face of a potential change of control. Management can remain focused and objective during a potential change of control, rather than being distracted by the uncertainties of their future employment and personal financial situation, thereby allowing them to act decisively to maximize shareholder value for all shareholders.

     The Board of Directors oversees the compensation arrangements for the Company's executive officers and recognizes and appreciates its responsibility with respect to executive compensation decisions. The Company's executive compensation program is designed to enable the Company to attract, motivate and retain key executive officers. Because many other major corporations with which the Company competes for executive talent offer severance pay arrangements to their executives, the Board of Directors believes that severance pay agreements are a necessary part of the Company's executive compensation program.

     Requiring shareholder approval of executive severance pay agreements would hamper the Company's flexibility to act promptly and decisively in attracting and retaining executives and would put the Company at a disadvantage to other companies with which it competes for executive management. Under the proposal, unless the Company were to incur the significant expense of a special meeting of shareholders, the Company could only enter into such agreements once a year following the Annual Meeting of Shareholders. In many cases, this would not allow the Company to timely respond to unanticipated events such as the hiring of a new executive officer to replace an executive officer who unexpectedly departed.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP to examine the consolidated financial statements and other records of the Company for the fiscal year ending December 31, 1999. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they wish and to respond to appropriate shareholders' questions.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during 1998. Each Director attended at least 75% of the meetings of the Board of Directors and committees on which he or she served.

     The Board of Directors has established, among other committees, an Audit Committee, a Board Composition Committee and a Compensation and Management Development Committee. The functions and members of these Committees are as follows:

     Audit. The Audit Committee has the responsibility of reviewing the quality and adequacy of the Company's accounting, financial and internal audit policies, procedures and controls, and the quality and integrity of its financial reports. The Committee recommends to the Board of Directors independent public accountants to audit the books, records and accounts of the Company for the ensuing fiscal year.

The Committee reviews all reports and recommendations of the independent public accountants with respect to matters within their area of responsibility and reports to the Board of Directors on the scope and depth of the audit. In addition, the Committee has the responsibility of reviewing the Company's standards and policies of proper business conduct, including the Company's implementation of and compliance with such standards and policies.

     The Audit Committee met twice during 1998 and is currently composed of six outside Directors: J. C. Boland, D. E. Evans, W. G. Mitchell, C. E. Moll, H. O. Petrauskas and R. K. Smucker.

     Board Composition. The Board Composition Committee develops plans for the composition of the Board of Directors. Matters considered by this Committee include the size of the Board of Directors and the ratio of inside to outside Directors, as well as the skills and disciplines desired as represented by individual Directors. The Committee also is charged with the responsibility to conduct searches for prospective members, interview candidates and make selections and recommendations to the Board of Directors. The Committee has not undertaken to consider nominees recommended by shareholders but has and will continue to employ professional search firms to assist it in identifying potential members of the Board of Directors with the desired skills and disciplines.

     The Board Composition Committee did not meet in 1998 and is currently composed of three outside Directors: J. M. Biggar, D. E. Collins and W. G. Mitchell.

     Compensation and Management Development. The Compensation and Management Development Committee establishes general policies on an annual basis for changes in compensation for all key employees of the Company. The Committee reviews and approves the compensation for the Chairman and Chief Executive Officer, the other Executive Officers and other key salaried employees. The Committee also administers the Company's Management Incentive Plan, Executive Life Insurance Plan, Executive Disability Income Plan, Deferred Compensation Savings Plan, Key Management Deferred Compensation Plan, Retirement Equalization Program, Pension Investment Plan Equalization Program and 1994 Stock Plan and recommends to the Board of Directors for approval other types of incentive compensation and similar plans.

     The Compensation and Management Development Committee met once during 1998 and is currently composed of five outside Directors: J. M. Biggar, D. E. Collins, R. W. Mahoney, W. G. Mitchell and A. M. Mixon, III.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following outside Directors served on the Compensation and Management Development Committee of the Board of Directors of the Company during 1998: J.
M. Biggar, D. E. Collins, R. W. Mahoney, W. G. Mitchell and A. M. Mixon, III. Mr. Breen, Chairman and Chief Executive Officer of the Company, serves on the Compensation and Management Development Committee of the Board of Directors of Parker-Hannifin Corporation, of which Mr. Collins is President and Chief Executive Officer.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as to each Director and nominee, each Executive Officer named in the Summary Compensation Table and all Directors and Executive Officers as a group, information regarding the amount and nature of shares of common stock beneficially owned and the amount of shadow stock units owned at December 31, 1998. All of the Directors and Executive Officers have sole voting and investment power over the shares of common stock listed or share voting and investment power with his or her spouse, except as otherwise provided below.

                                   AMOUNT AND NATURE                              AMOUNT OF
                                    OF COMMON STOCK            PERCENT OF        SHADOW STOCK
                                      BENEFICIALLY            COMMON STOCK          UNITS
   NAME OF BENEFICIAL OWNER           OWNED(1,2,3)         BENEFICIALLY OWNED      OWNED(4)
   ------------------------        -----------------       ------------------    ------------
J. M. Biggar                              20,132                      *                     0
J. C. Boland                               1,000                      *                   182
J. G. Breen                            1,024,065                      *               145,713
D. E. Collins                              7,332                      *                 4,014
T. A. Commes                             558,944                      *                62,148
C. M. Connor                             128,877                      *                10,400
D. E. Evans                                5,232                      *                     0
R. W. Mahoney                              6,332                      *                     0
W. G. Mitchell                             9,096                      *                     0
A. M. Mixon, III                          11,332                      *                 9,677
C. E. Moll(5)                              6,630                      *                     0
H. O. Petrauskas                           4,590                      *                 1,188
L. J. Pitorak                            112,397                      *                15,530
J. M. Scaminace                          150,877                      *                13,884
R. K. Smucker                              5,520                      *                     0
All Directors and Executive            2,656,705                  1.55%               308,642
  Officers as a Group

---------------

 *Represents beneficial ownership of less than 1% of the total number of shares of common stock outstanding.

(1) The amounts listed include shares of common stock held under plans offered by the Company for which the Directors and Executive Officers have the right to direct the vote, including the following number of shares under the Employee Stock Purchase and Savings Plan: Mr. Breen, 383,506; Mr. Commes, 187,374; Mr. Connor, 34,711; Mr. Scaminace, 23,897; Mr. Pitorak, 14,770; and
    all Executive Officers as a group, 844,898.

(2) The amounts listed include the following number of shares of common stock owned by immediate family members of the Directors and Executive Officers, for which each such person disclaims beneficial ownership: Mr. Biggar, 1,600, Mr. Moll, 540, and all Directors and Executive Officers as a group, 19,178.

(3) The amounts listed include the following number of shares of common stock for which the Directors and Executive Officers have the right to acquire beneficial ownership, within sixty days from December 31, 1998, through the exercise of stock options: Mr. Biggar, 1,332; Mr. Breen, 192,667; Mr. Collins, 1,332; Mr. Commes, 133,002; Mr. Connor, 65,824; Mr. Evans, 666; Mr.
    Mahoney, 1,332; Mr. Mitchell, 1,332; Mr. Mixon, 1,332; Mr. Moll, 1,332; Ms. Petrauskas, 1,332; Mr. Pitorak, 67,000; Mr. Scaminace, 103,066; Mr. Smucker, 1,332; and all Directors and Executive Officers as a group, 868,808.

(4) Shadow stock units are owned by outside Directors under the Company's Director Deferred Fee Plan, whereby outside Directors may defer payment of all or a portion of their directors' fees into a shadow stock account. Shadow stock units are owned by Executive Officers under the Company's Deferred Compensation Savings Plan and Key Management Deferred Compensation Savings Plan, whereby eligible employees may defer payment of a portion of such employee's compensation into a shadow stock account. The value of shadow stock units fluctuates according to the market value of common stock. Directors and Executive Officers have no voting rights associated with shadow stock units, and such ownership does not result in any beneficial ownership of common stock.

(5) Includes 2,000 shares owned by the MTD Products, Inc. pension fund, of which Mr. Moll is a trustee.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as to each beneficial owner of more than five percent of the Company's common stock, information regarding shares of common stock owned by each at December 31, 1998.

                                            AMOUNT AND NATURE OF   PERCENT OF
         NAME OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP     CLASS
         ------------------------           --------------------   ----------
The Sherwin-Williams Company
  Employee Stock Purchase
  and Savings Plan                               24,765,710(1)       14.48
101 Prospect Avenue, N.W.
Cleveland, Ohio 44115

FMR Corp.                                        14,447,997(2)        8.40
82 Devonshire Street
Boston, MA 02109

---------------

(1) Shares owned pursuant to The Sherwin-Williams Company Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares (along with any unallocated shares held in the plan) in the same proportion as it votes those shares for which it receives proper instructions.

(2) Of the shares listed, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., beneficially owns 13,292,210 (7.73%) shares as a result of acting as an investment adviser to various investment companies. Of the total shares listed, FMR Corp. has sole voting power over 833,987 shares and sole dispositive power over all shares, but has no shared voting or shared dispositive power. Edward C. Johnson, III (the Chairman of FMR Corp.) and Fidelity also each have sole dispositive power over the shares owned by Fidelity, but neither has sole voting power over such shares; such power resides with the Boards of Trustees of the Fidelity funds. Mr. Johnson, III, Abigail P. Johnson, certain members of the Johnson Family, and trusts for their benefit may be deemed to be a controlling group with respect to FMR Corp. This information is based upon FMR Corp.'s
    Schedule 13G, dated February 1, 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Directors and Executive Officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based solely on the information furnished to the Company and written representations by such persons, all of the Directors and Executive Officers complied with their respective filing requirements, except that (a) Mr. Breen inadvertently failed to file a Form 4 reporting a gift of 100 shares of common stock in June 1997 and
(b) Mr. Moll inadvertently failed to file a Form 4 reporting a purchase of 700 shares of common stock in November 1998. Upon discovery, Mr. Breen and Mr. Moll promptly filed Forms 4 reporting the transactions.

                              RELATED TRANSACTIONS

     During 1998, the Company and its subsidiaries purchased products and services from, and sold products and services to, corporations of which certain of the Company's nonemployee Directors are officers. These transactions were in the ordinary course of the Company's business and were at competitive terms and prices. The Company does not consider these transactions to be material to the Company's business or to such other corporations' businesses.

                    EXPENSE AND METHOD OF PROXY SOLICITATION

     The enclosed proxy is solicited by the Board of Directors and the entire cost of solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company may solicit the return of proxies. Kissel-Blake, Inc. has also been retained to aid in the solicitation of proxies, for which it will receive a fee estimated at $14,000 plus reasonable expenses. Proxies will be solicited by personal interview, mail, telephone and telegraph.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Shareholder proposals must be received at the Company's headquarters, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115-1075, Attention: Vice President, General Counsel and Secretary, on or before November 11, 1999 in order to be included in the proxy material relating to the 2000 Annual Meeting of Shareholders. In addition, if the Company is not provided with written notice of a shareholder proposal on or before January 25, 2000, proxies solicited by the Board of Directors for the 2000 Annual Meeting of Shareholders will confer discretionary authority to vote on the shareholder proposal if presented at such Annual Meeting. In order to remove any question as to the date on which a proposal was received by the Company, it is suggested that proposals be submitted by Certified Mail-Return Receipt Requested.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE TO EACH SHAREHOLDER WHO IS SOLICITED TO VOTE AT THE 1999 ANNUAL MEETING OF SHAREHOLDERS, UPON THE WRITTEN REQUEST OF SUCH PERSON AND WITHOUT CHARGE, A COPY OF THE COMPANY'S 1998 ANNUAL REPORT ON FORM 10-K. PLEASE DIRECT REQUESTS TO THE COMPANY AT 101 PROSPECT AVENUE, N.W., CLEVELAND, OHIO 44115-1075, ATTENTION: INVESTOR RELATIONS.

                         ANNUAL MEETING OF SHAREHOLDERS
                                       OF
                          THE SHERWIN-WILLIAMS COMPANY

                           Wednesday, April 28, 1999

                           Landmark Conference Center
                              927 Midland Building
                           101 Prospect Avenue, N.W.
                                Cleveland, Ohio

                                     AGENDA

       - Fix the number of Directors at ten and elect ten Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected.

       - Transact such other business, including the shareholder proposal on page 18 of the Proxy Statement, as may properly come before the Annual Meeting.

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the Annual Meeting, please complete, sign and return the attached proxy/voting instruction card in the enclosed envelope. Your prompt return of the card will help avoid additional solicitation costs. Returning your completed card will not prevent you from voting in person at the Annual Meeting if you wish to do so.
--------------------------------------------------------------------------------

(LOGO)                    THE SHERWIN-WILLIAMS COMPANY
                          PROXY/VOTING INSTRUCTION CARD
                 ANNUAL MEETING OF SHAREHOLDERS - APRIL 28, 1999

The undersigned authorizes J.G. BREEN and L.E. STELLATO, and each of them individually, with power of substitution, to vote and otherwise represent all of the shares of common stock of The Sherwin-Williams Company, which the undersigned is entitled to vote as a recordholder, at the Annual Meeting of Shareholders to be held on Wednesday, April 28, 1999, and any adjournment(s) thereof, as indicated on the reverse side, and, in their discretion, on all other matters as may properly come before the Annual Meeting. This card also provides voting instructions for shares of common stock, if any, held for the account of the undersigned by The Bank of New York, as agent of the Stock Ownership and Automatic Dividend Reinvestment Plan, and by Fidelity Management Trust Company, as trustee of the Employee Stock Purchase and Savings Plan.

THIS CARD IS SOLICITED JOINTLY BY THE BOARD OF DIRECTORS, THE BANK OF NEW
YORK (WITH RESPECT TO SHARES HELD UNDER THE DIVIDEND REINVESTMENT PLAN) AND FIDELITY (WITH RESPECT TO SHARES HELD UNDER THE STOCK PURCHASE AND SAVINGS
PLAN). YOU ARE ENCOURAGED TO SPECIFY YOUR VOTE BY COMPLETING THE REVERSE SIDE OF THIS CARD. WHEN PROPERLY COMPLETED AND SIGNED, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR DIRECTIONS. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN, DATE AND RETURN THIS CARD; NO BOXES NEED BE MARKED. IF YOU SIGN, DATE AND RETURN THIS CARD WITHOUT SPECIFYING YOUR VOTE, YOUR SHARES WILL BE VOTED FOR PROPOSAL 1, AGAINST THE SHAREHOLDER PROPOSAL DESCRIBED IN THE PROXY STATEMENT, AND IN THE PROXY HOLDERS DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. IF YOU DO NOT TIMELY RETURN THIS CARD, THE PROXY HOLDERS CAN NOT VOTE YOUR SHARES (OR, IN THE CASE OF THE STOCK PURCHASE AND SAVINGS PLAN, IF YOU DO NOT RETURN THIS CARD BY THE CLOSE OF BUSINESS ON APRIL 22, 1999, YOUR SHARES WILL BE VOTED IN THE SAME PROPORTION AS FIDELITY VOTES THOSE SHARES FOR WHICH IT RECEIVES PROPER INSTRUCTIONS). (Continued and to be dated and signed on reverse side.)

THE SHERWIN WILLIAMS COMPANY
P.O. BOX 11031
NEW YORK, N.Y. 10203-0031

PLEASE DETACH CARD HERE


PLEASE DETACH HERE
YOU MUST DETACH THIS PORTION OF THE CARD
BEFORE RETURNING IT IN THE ENCLOSED ENVELOPE

A VOTE "FOR" PROPOSAL 1 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1.Election of 10 Directors: J.C. BOLAND, J.G. BREEN, D.E. COLLINS, D.E. EVANS, R.W. MAHONEY, W.G. MITCHELL, A.M. MIXON, III, C.E. MOLL, H.O. PETRAUSKAS,
R.K. SMUCKER


FOR all                  WITHHOLD AUTHORITY                 EXCEPTIONS
nominees  X              to vote for all nominees  X                       X


(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEES NAME ON THE LINE BELOW).

______________________________________

A VOTE "AGAINST" THE SHAREHOLDER PROPOSAL IS RECOMMENDED BY THE BOARD OF DIRECTORS.

2.SHAREHOLDER PROPOSAL


  FOR  X            AGAINST   X           ABSTAIN   X

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Change of Address and
or Comments Mark Here   X

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give your full title.

Dated:                   , 1999
---------------------------------

---------------------------------
Signature

---------------------------------
Signature

SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.        X
                                                         -